Exhibit 99.1

Contact:	Thomas Brunton Chief Financial Officer Electroglas, Inc. 408-528-3000

Electroglas Reports Results for First Quarter Fiscal 2003

SAN JOSE, CALIF.—April 17th, 2003—Electroglas, Inc. (Nasdaq: EGLS), a supplier of process management tools for the semiconductor industry, today reported operating results for its first quarter ended March 31, 2003.

Revenue was $9.5 million for the first quarter, down 28% from $13.2 million for the fourth quarter and down 19% from $11.7 million for the first quarter of 2002. Including the previously disclosed one-time charge of $8.5 million related to the amortization of the shortfall between fair value and the guaranteed residual value of the Company’s San Jose, California campus, the net loss for the first quarter of 2003 on a GAAP (Generally Accepted Accounting Principles) basis was $23.3 million, or $1.09 per share, compared with a loss of $14.8 million or $0.71 per share for the first quarter of 2002. On a non-GAAP financial measure basis the net loss for the first quarter of 2003 was $14.8 million or $0.69 per share before the revaluation charge. We believe this pro-forma information is useful to enable an informed comparison to other fiscal periods. At March 31, 2003, the Company had cash and short-term investments of $49.0 million, or $2.30 per share.

Commented Curt Wozniak, CEO of Electroglas, “The semiconductor equipment market continued to be very weak in the first quarter as significant overcapacity in semiconductor companies restricted demand for new equipment. Uncertainty in the economic outlook also caused customers to be very conservative in both orders and acceptance of new shipments. Customers delayed both bookings and expected shipments during the quarter to match near-term capacity requirements. As a result, bookings came in at $9.5 million, flat compared to the fourth quarter. Considering all of these cautionary factors, our guidance for the second quarter calls for revenue between $9 million and $12 million.

Continued Wozniak, “In view of the sustained weakness of the semiconductor equipment market and the uncertainty in outlook for the remainder of the year, we are taking additional steps to reduce our cash usage and breakeven levels. Over the last year, we have continuously evaluated our overall strategy and product portfolio in light of the extended economic downturn. As a result of that evaluation, we have decided to focus the overall business strategy on our historical position in semiconductor test. We will concentrate on our core wafer prober business and the associated test floor networking software that helps our customers improve their overall test efficiency. Our first step in this effort will be the sale of our inspection business. We have entered into a letter of intent to sell this business and with the objective of closing this transaction during the second quarter. In addition, we are reducing headcount in the remainder of the organization to decrease our cost structure and our breakeven point. The combination of these efforts is expected to result in a reduction in headcount of over 25% over the next two quarters. We will continue to review our strategy and spending profile with the goal of significantly reducing our breakeven revenue level and returning to profitability as soon as possible”.

Concluded Wozniak, “In spite of the ongoing difficult economic conditions, we have made progress with our new products, adding new 300mm customers in Taiwan, Korea and the United States. The industry-leading accuracy of the EG5|300 ARGOS wafer prober platform has helped us achieve this.”

Electroglas’ first-quarter results conference call will be held at 11:00 a.m. PT/2:00 p.m. ET today; the number is 785-832-1077. A replay will be available from 2:00 p.m. PT/5:00 p.m. ET today through April 24. The call-in number for the replay is 402-220-0423. There will be a simultaneous webcast of the conference call, which can be accessed through the Electroglas web site, http://www.electroglas.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry: our efforts to reduce cash usage and breakeven levels, reduce head count and return to profitability; our expectations of our second quarter revenues; and our intent to sell our inspection business. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, prolonged downturn in the semiconductor and electronics industries, continued downturn or further decreases in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of our products, and a failure of our new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. Further, the sale of our inspection business is subject to satisfactory completion of due diligence, negotiation and execution of a definitive agreement and other customary conditions relating to the sale of a business. We cannot assure you that we will ultimately effect the sale of our inspection business. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q filed from time to time with the SEC.

About Electroglas:    Electroglas delivers essential tools for process management to enhance semiconductor manufacturers. The Company’s wafer probers, inspection systems and software solutions serve as data collection, management and analysis tools that semiconductor manufacturers depend on to improve their productivity and process control by optimizing sort-floor efficiency. Electroglas has been a supplier of wafer probers for over 40 years and has an installed base of more than 15,000 systems. The Company’s stock trades on the Nasdaq National Market under the symbol EGLS. The Company’s World Wide Web site is located at http://www.electroglas.com.

ELECTROGLAS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three months ended March 31,
	2003	2002
Net sales	$9,465	$11,670
Cost of sales	8,616	11,219

Gross profit	849	451

Operating expenses:
Engineering, research and development	6,817	7,970
Selling, general and administrative	6,889	9,300
Restructuring charges	97	360
Impairment charge	8,475	—

Total operating expenses	22,278	17,630

Operating loss	(21,429)	(17,179)
Interest income	213	770
Other income (expense), net	(1,999)	286

Loss before income taxes	(23,215)	(16,123)
Provision (benefit) for income taxes	43	(1,275)

Net loss	$(23,258)	$(14,848)

Basic and diluted net loss per share	$(1.09)	$(0.71)

Shares used in basic and diluted calculation	21,279	21,006

Reconciliation of GAAP to Non-GAAP Financial Measures Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses pro forma or non-GAAP results of operations that exclude certain charges. Electroglas reports pro forma results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the pro forma measure helps indicate underlying trends in Electroglas’ business, and management uses pro forma measures to establish operational goals. Pro forma information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to Pro Forma Net Loss:

	Three months ended March 31,
	2003	2002
GAAP loss before income taxes	$(23,215)	$(16,123)
Non-GAAP adjustment Asset impairment	8,475	—

Non-GAAP loss before income taxes	(14,740)	(16,123)
Provision (benefit) for income taxes	43	(1,275)

Non-GAAP net loss	$(14,783)	$(14,848)

Non-GAAP EPS	$(0.69)	$(0.71)

ELECTROGLAS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2002	December 31, 2002
	(Unaudited)	(1)
Assets
Current assets:
Cash and short-term investments	$49,037	$58,155
Accounts receivable, net	9,817	11,803
Inventories	25,761	26,650
Prepaid expenses and other current assets	1,088	1,428

Total current assets	85,703	98,036

Restricted cash	—	7,245
Long-term lease receivable	—	41,055
Equipment and leasehold improvements, net	50,735	15,391
Other assets	10,839	11,453

Total assets	$147,277	$173,180

Liabilities and stockholders’ equity
Current liabilities:
Accrued interest payable	$576	$110
Accounts payable	4,216	3,955
Accrued liabilities	12,191	16,411

Total current liabilities	16,983	20,476

Convertible subordinated notes	33,281	33,169
Non-current liabilities	11,147	11,490
Stockholders’ equity	85,866	108,045

Total liabilities and stockholders’ equity	$147,277	$173,180

(1)	The information in this column was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2002. Certain prior-year amounts have been reclassified to conform to the current-year presentation.